Exhibit 99.1

Cabaletta Bio Announces $35 Million Offering

PHILADELPHIA, Dec. 8, 2022 — Cabaletta Bio, Inc. (“Cabaletta” or the “Company”) (Nasdaq: CABA), a clinical-stage biotechnology company focused on developing and launching the first curative targeted cell therapies for patients with autoimmune diseases, today announced that it has agreed to sell, by way of an underwritten public offering, pre-funded warrants, in lieu of common stock, to purchase 6,213,776 shares of common stock at a price of $5.51999 per pre-funded warrant and 126,815 shares of its common stock at a price of $5.52 per share, for expected aggregate gross proceeds of approximately $35 million, before deducting underwriting discounts and commissions and other estimated offering expenses. The purchase price per share of each pre-funded warrant represents the per share public offering price for the common stock, minus the $0.00001 per share exercise price of such pre-funded warrant. The offering is expected to close on December 12, 2022, subject to customary closing conditions. All of the securities are being offered by Cabaletta.

The oversubscribed offering involved participation from new and existing investors, including Venrock Healthcare Capital Partners, Adage Capital Partners LP, Cormorant Asset Management and an undisclosed life sciences-focused investment fund, among others.

Cowen and Company, LLC and Evercore Group L.L.C. are acting as joint book-running managers for the offering.

Cabaletta intends to use the net proceeds from the offering, together with existing cash and cash equivalents, to fund the completion of preclinical development and the Investigational New Drug (“IND”) application submission for CABA-201, the initial clinical development of CABA-201 in multiple indications and the ongoing clinical studies for its DSG3-CAART and MuSK-CAART product candidates, as well as for working capital and general corporate purposes.

The public offering is being made pursuant to a registration statement on Form S-3 previously filed with the Securities and Exchange Commission (“SEC”), which became effective on November 18, 2020. A prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus relating to this offering, when available, may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by phone at (833) 297-2926, or by email at PostSaleManualRequests@broadridge.com or Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, New York 10055; by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of these securities under the securities laws of any such state or other jurisdiction.

About Cabaletta Bio

Cabaletta Bio (Nasdaq: CABA) is a clinical-stage biotechnology company focused on the discovery and development of engineered T cell therapies that have the potential to provide a deep and durable, perhaps curative, treatment for patients with autoimmune diseases. The CABA™ platform – encompassing chimeric antigen receptor T cells for autoimmunity (CARTA: CABA-201, a 4-1BB-containing CD19-CAR T) and Cabaletta Bio’s proprietary chimeric autoantibody receptor T cells (CAART: multiple candidates including DSG3-CAART for mucosal pemphigus vulgaris, MuSK-CAART for MuSK myasthenia gravis) – provides multiple opportunities to treat broad and challenging autoimmune diseases. Cabaletta Bio’s headquarters are located in Philadelphia, PA.

Forward-Looking Statements

This press release contains “forward-looking statements” of Cabaletta Bio within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including without limitation, express or implied statements regarding expectations regarding: the expected timing for the closing of the public offering and the anticipated use of proceeds from the public offering; the company’s business plans and objectives; the timing of its planned submission of an IND for CABA-201 to the U.S. Food and Drug Administration and generation of initial clinical data for CABA-201; statements regarding regulatory filings for its development programs, including the planned timing of such regulatory filings and potential review by such regulatory authorities; the progress and results of its DesCAARTes™ and MusCAARTes™ Phase 1 trials, including Cabaletta’s ability to enroll the requisite number of patients, dose each dosing cohort in the intended manner, and progress each trial; the ability to accelerate Cabaletta’s pipeline and develop meaningful therapies for patients, including in collaboration with academic and industry partners and the ability to optimize such collaborations on its development programs; and use of capital, expenses, future accumulated deficit and other financial results in the future.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the completion of the public offering on the anticipated terms, or at all; Cabaletta’s ability to demonstrate sufficient evidence of safety, efficacy and tolerability in its preclinical studies and clinical trials of DSG3-CAART, MuSK-CAART and CABA-201 and progress as expected; risks related to unexpected safety or efficacy data observed during clinical studies; risks related to volatile market and economic conditions; risks related to the impact of public health epidemics affecting countries or regions in which Cabaletta has operations or does business, such as COVID-19; risks related to fostering and maintaining successful relationships with Cabaletta’s collaboration and manufacturing partners; uncertainties related to the initiation and conduct of studies and other development requirements for its product candidates; the risk that any one or more of Cabaletta’s product candidates will not be successfully developed and/or commercialized; and the risk that the initial or interim results of preclinical studies or clinical studies will not be predictive of future results in connection with future studies. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Cabaletta’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Cabaletta’s most recent annual report on Form 10-K and quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in Cabaletta’s other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Cabaletta undertakes no duty to update this information unless required by law.

Contacts

Anup Marda

Chief Financial Officer

investors@cabalettabio.com

Sarah McCabe

Stern Investor Relations, Inc.

212-362-1200

sarah.mccabe@sternir.com